Filed pursuant to Rule 433

Registration No. 333-214613

April 5, 2017

Final Term Sheet
USD 4,000,000,000 2.125% Global Notes due 2022

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 4,000,000,000

Denomination:	USD 1,000

Maturity:	June 15, 2022

Redemption Amount:	100%

Interest Rate:	2.125% per annum, payable semi-annually in arrears

Date of Pricing:	April 5, 2017

Closing Date:	April 12, 2017

Interest Payment Dates:	June 15 and December 15 in each year

First Interest Payment Date:	December 15, 2017 (for interest accrued from, and including, April 12, 2017 to, but excluding, December 15, 2017)

Interest Payable on First Interest Payment Date:	USD 57,375,000.00 (for aggregate principal amount of USD 4,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.885%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.760%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769HJ69

CUSIP:	500769HJ6

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	Barclays HSBC J.P. Morgan

Stabilization Manager:	HSBC Bank plc

Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch

Paying Agent:	The Bank of New York Mellon

Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772784/d291860d424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm. Alternatively, HSBC Bank plc will arrange to send you the prospectus, which you may request by calling toll-free: +1-866-811-8049.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.